Isle of Capri to Own 13.8 percent interest in Singapore Project

ST. LOUIS, Mo., October 10/PRNewswire-FirstCall/ -- Isle of Capri Casinos, Inc. (NASDAQ: ISLE) today announced financial details associated with revised agreements in connection with resort developer Eighth Wonder’s proposal to build an integrated resort complex on Sentosa Island in Singapore.

Under the terms of the new agreements Isle of Capri will own a 13.8 percent interest in Eighth Wonder’s proposed Sentosa Island project. Should Eighth Wonder be the successful bidder in the Sentosa Island RFP, Isle of Capri’s equity contribution will be $65 million. Isle of Capri will also receive a payment equal to 2% of casino gross revenues for a 15-year period.

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Isle of Capri Casinos, Inc., a leading developer and owner of gaming and entertainment facilities, operates 13 casinos in 11 locations. The company owns and operates riverboat and dockside casinos in Biloxi, Lula and Natchez, Mississippi; Lake Charles (2 riverboats), Louisiana; Bettendorf, Davenport and Marquette, Iowa; and Kansas City and Boonville, Missouri. The company also owns a 57 percent interest in and operates land-based casinos in Black Hawk (two casinos), Colorado. Isle of Capri's international gaming interests include a casino that it operates in Freeport, Grand Bahama and a two-thirds ownership interest in casinos in Dudley and Wolverhampton, England. The company also owns and operates Pompano Park Harness Racing Track in Pompano Beach, Florida.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company's financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:

Isle of Capri Casinos, Inc.,
Allan B. Solomon, Executive Vice President - 561.995.6660
Donn Mitchell, Chief Financial Officer - 314.813.9319
Jill Haynes, Director of Corporate Communication - 314.813.9368
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SOURCE Isle of Capri Casinos, Inc.